Exhibit 10.4

KINGDOM OF CAMBODIA

Nation Religion King

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LEASE AGREEMENT

This Lease Agreement (the Lease) is made on January 2nd, 2017, and upon the date when Lessor and Lessee both signed this agreement will be effective for all purposes and in all respects by and between:

Mr. THORNG PRECH, Cambodia nationality, ID card NO. 010289855 dated 05 / 11 / 2009 and Mrs. MEN LYLY, Cambodia nationality, ID card NO. 010175591 dated 08 / 06 / 2010, residing at NO. 456, Street 598, Sangkat Tuol Sangkae, Khan Reussey Keo, Phnom Penh, Kingdom of Cambodia, hereinafter referred to as “Lessor”

And

FMF MANUFACTURING CO., LTD. Address: Padachi village, Prek Ho Commune, Takhmao Town, Kandal province, Represented by Mr. Duncan Miao, British Citizen, British, passport NO. GBR 510924881, Issued on 10 April 2014, residing at 15/F., Pacific Trade Centre, 2Kai Hing Road, Kowloon Bay Kowloon, Hong Kong. Hereinafter referred to as “Lessee”.

The Lessor and the Lessee may be referred to individually as a “Party” or collectively as the “Parties”.

RECITAL

WHEREAS the lessor owns the lands which is annexed hereto and marked Annex A located at Padachi Village, Sangkat Prek Ho, Takhmao District, Kandal Province, Cambodia a total land size of 13,759 m2 (Thirteen Thousand Seven Hundred Fifty nine square meters) and this land is consisted of two factory buildings with size of 7,100 m2 where as one office complex is included and a dormitory with the size of 600 m2 so the grand total area size is 7,700 m2 (Seven Thousand Seven Hundred square meters) (“the Premise”).

WHEREAS the Lessee wishes to lease from the Lessor, and the Lessor wishes to lease to the Lessee the Premises on the terms and conditions of this lease.

AGREEMENT

NOW THEREFORE, the Parties hereby agree as follows:

1.	PURPOSE AND USE

1.1.	The Lessor hereby lease the Premises to the Lessee and the Lessee hereby lease the Premises from the Lessor, subject to the terms and conditions of this lease.

1.2.	Lessee may use the Premises for any legal purposes.

2.	TERM AND RENEWAL

2.1	This Lease shall be for a term of 10 (ten) years commencing on April 1st, 2017 and ending on March 31st, 2027 (the Term).

2.2	Lessee shall have the first right to extend the Lease as long as lessee submit a written notice to Lessor 03 (three) months before the expiration date of the Lease.

Lessor: /s/ THORNG PRECH	Lessee: /s/ DUNCAN MIAO

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3.	CONSTRUCTION AND OTHER RIGHTS.

3.1	The Lessee shall add, modify or dismantle any portion of the structures and buildings on the land and also notify the Lessor in advance.

3.2	The lessee is authorized to improve the Land, effectuate land - fill, adjust the area, level the land, lay pipes, dig pits, cut channels, effect waste- water drainage, maintain waste-water traps, keep and trap other waste, install any equipment and lay electrical or telecommunications wiring and cable on the land provided that the lessee complies with all relevant zoning and land use laws and safety regulations.

3.3	In order to give effect to the rights of the Lessee pursuant to Clauses 3.1 and 3.2, Lessee shall seek prior consent from the lessor and the lessor shall use its best efforts to assist in every way reasonably possible and hereby grants authority to the Lessee to take all necessary action in the name of and for and on behalf of the Lessor to achieve the lessee’s objectives under this Lease.

3.4	Any building, construction or improvement erected by the lessee on the land shall be owned by the lessee during the Term.

3.5	In the event of termination of the Lease for any reason or upon the expiration of the Lease, the lessee shall have the right (but not the obligation) to take away all or any portions of any equipment and machinery that the lessee has installed, the ownership of which remains with the lessee.

4.	DELIVERY OF EXCLUSIVE POSSEESSION

The Lessor shall deliver exclusive possession of the Premises to the lessee including:

-	Completely to installed PVC door for worker rest room 35 units.

-	01 (set) of transformer with the capacity of 500 KVA provide by lessor and for additional increment is paid by lessee.

5.	RENT PAYMENT

5.1	Lessor agrees to charge lessee the rental in the amount of US$ 8,470 (Eight Thousand Four Hundred Seventy US Dollar only) per month for the first 10 (ten) years. This rent payment will be paid by lessee at day 7th of every next month with providing an official payable invoice & receipt.

5.2	No rent payment is payable for the period before the Lessor handover the premise site to the Lessee and providing an official payable invoice and receipt.

5.3	The Lessor agrees to offer free of charge for the first 02 (two) months of the rent payment Feb-1 -2017 to March 31-2017. the lessee shall pay the first rental payment only on the 7th of every next month after the Lessor handover the premise site to the Lessee and providing an official payable invoice and receipt

5.4	Any late payment within 01 (one) month from the due date of the lease shall be subject to a late payment charge at the rate of 10 percent per month of the amount due calculated from the date until the date of payment.

5.5

Any late payment over 02 (two) months from the due date, Lessor shall issue a notice of Late payment to lessee demanding for rent payment. Lessee after receiving the Notice of Late Payment from Lessor shall take immediate action to inform the Lessor the reason of payment delay within 2 weeks from the date of receiving the letter.

Lessor shall not be unreasonable terminate the lessee.

Lessor: /s/ THORNG PRECH	Lessee: /s/ DUNCAN MIAO

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6.	SECURITY DEPOSIT

6.1	Lessee agrees to pay US$ 50,820 (Fifty Thousand Eight Hundred Twenty US Dollar only) as security deposit to the Lessor as following step:

6.1.1	Amount US$ 25,410 (Twenty-Five Thousand Four Hundred and Ten Dollar) to be remitted to Lessor Bank Account number 0240000018164 at Canadia Bank PLC after the both parties signed the agreement.

6.1.2	The balancing amount will be paid on or before 8-April-2017. This security deposit shall be used as the rent payment for the last 06 (Six) month before the expiration date of the contract.

6.2	The deposit shall be refunded to the Lessee at the termination or upon cancellation of the Lease. In any case, such deposit or balance due shall be refunded to the lessee no later than 14 (Fourteen) days following the termination or cancellation of the lease.

7.	UTILITIES AND OTHER SERVICES

Lessee shall be responsible for the payment of the bills for gas, electricity, water and telephone charge for the lease Premises during the term hereof.

8.	CHARGES AND TAXES

8.1	The Lessor shall pay any and all charges, fees, taxes (withholding taxes, unused land tax) and any other special assessments levied against the Premises by the Royal Government of Cambodia. In the event the lessee is obligated to pay such taxes, Lessor agrees the lessee to deduce any applicable withholding tax or other taxes arising from this lease from the rent payment

8.2	Charges and taxes detailed in Clause 8.1 exclude charges or taxes arising from Lessee’s business operations on the premises.

9.	LESSOR’S COVENANTS

The Lessor covenants, represents and warrants as follows:

9.1	The Lessor is the legal owner of the Premises, free and clear of any restriction on use of the Premises for the business of the lessee.

9.2	The lessor shall allow the lessee to lawfully and quietly hold, occupy, use and enjoy the land, in any manner that the lessee deems fit, during the term, without disturbance by the lessor or by the person claiming under the Lessor.

9.3	No action or claim is pending or proceeding, nor is any execution of judgment being enforced against all or any portion of the Premises, either prior to or at the time of execution of this lease.

9.4	lessor covenants not to interfere with lessee’s right to own the individual buildings which are located on the Premises during the Term.

Lessor: /s/ THORNG PRECH	Lessee: /s/ DUNCAN MIAO

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9.5	The Premises do not contain any basis for soil or water contamination or any other hazardous material which will render the use of the Premises by the Lessee impracticable.

9.6	To the lessor’s knowledge, there is no plan for governmental expropriation or other governmental action regarding the Premises which will render the use of the Premises by the Lessee impracticable.

10.	LESSEE’S COVENANTS

The Lessee covenants, represents and warrants as follows:

10.1	The Lessee will pay the rent payment following the date state in Clause 5.

10.2	Lessee will pay the charges or taxes arising from Lessee’s business operations on the Premises.

10.3	Lessee will use the fire extinguisher following the instruction by relevant ministries.

10.4	During the Term of this lease, lessee shall not be responsible to any claim relating to the title of lessor’s ownership contested by any person.

11.	ASSIGNMENT AND SUBLETTING

Lessee has no right to assign, transfer, sublet or encumber the Premises in whole or in part without lessor’s consent.

12.	LESSOR’S ACCESS TO PREMISES

Lessor, Lessor’s family member, Lessor’s agents or employees shall have no right of entry onto the Premises during the term of this lease without prior consent of lessee.

13.	SALE OF PREMISES

After the delivery date, lessor agrees that it shall not grant a license or charge, assign its interests in the premises to the detriment of the Lessee’s interest, and that the Lessor shall not sell, sublease, mortgage, pledge, or encumber the Premises or permit any other party, other than the Lessee to occupy or perform any activities on or hold any rights in the premises and shall not enter into any promise or agreement, oral or written, to do any of the things in this clause, without prior written consent from the Lessee. Any oral or written agreement in violation of this clause or of this lease is void, without prior written and signed consent from the lessee. The lessor shall fully indemnify the lessee against any claims in relation to any such assignment, transfer, subletting or encumbrance undertaken on the part of the lessor. if the Lessor happens to sell the Premises to third party.

Lessor must ensure the continued execution all terms of the lease with the third party who will purchase the Premises.

14.	SIGNS

The lessee has the right to erect signboard (s) and/ or billboard(s) of any sort (the “signs”) which comply with applicable government regulations. Any costs, taxes or fees incurred in relation with the erection of such Signs shall be borne by Lessee.

Lessor: /s/ THORNG PRECH	Lessee: /s/ DUNCAN MIAO

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15.	NOTICE

In order to terminate this lease during the term of the contract, the lessor, as well as the Lessee, shall comply with a notice of 1 month.

16.	TERMINATION

16.1	The parties agree that the Lessee shall have the right to terminate this lease at any time. Should this lease be terminated by lessee for any reason, the lessor shall have no responsibility to refund to the lessee any prepaid rental payments that have not yet accrued, provided, however, that if lessee terminates this lease for reasons attributable to: (i) the failure of any representation and warranty or other statement by the lessor contained in this lease to be true and corrected in all respects as of the date of this lease, or (ii) any breach of any covenant or agreement of the lessor contained in this lease, then Lessor shall refund to lessee any prepaid rental payments that have not yet accrued within sixty (60) days of such termination.

16.2	The amount of prepaid rent to be refunded pursuant to the previous clause shall be calculated on a prorated monthly basis.

16.3	The Lessor shall have no right to terminate this lease.

16.4	The death of the lessor does not affect the validity of the agreement. The death of the lessee can be the cause of the termination if the inheritors of the decedent do not intend to continue the lease, then lessor shall refund to lessee any prepaid rental payments that have not yet accrued within sixty (60) days of such termination.

16.5	In case of force majeure, the Lessee can terminate the lease.

17.	INDEMNITY

In addition to the Lessor’s covenants, representations and warranties set out in this lease, the lessor indemnifies the lessee from and against any losses, damages, claims (including third party claims), penalties, taxes, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination) resulting from, arising out of, or incurred by the lessee in connection with any misrepresentations by the lessor or any breach by the lessor of any provision contained in this lease.

18.	MODIFICATIONS

Any modifications or amendments to this Agreement shall be effective only if made in writing and signed by all parties.

19.	GOVERNING LAW

This Lease agreement shall be governed by the law of the Kingdom of Cambodia.

20.	DISPUTE RESOLUTION

All dispute arising out of or in connection with this lease shall first be settled through amicable negotiation between the Parties, If no settlement is reached, then either Party may bring the dispute to binding arbitration in accordance with UNCITRAL Model Code and using English language.

Lessor: /s/ THORNG PRECH	Lessee: /s/ DUNCAN MIAO

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21.	LANGUAGE

This Lease Agreement, all notices and amendments to it shall be executed in two languages version, the English and the Khmer, whereas both version reserve the same rights and prevail to the extent of any inconsistency in between.

This lease Agreement is made in 6 copies, 3 copies in Khmer version and 3 copies in English version.

-	02 copies for lessor; 01 in English version, 01 in Khmer version

-	02 copies for lessee; 01 in English version, 01 in Khmer version

-	02 copies deposit at attorney office; 01 in English version, 01 in Khmer version

22.	THE EFFECTIVE DATE

This Lease Agreement shall take legal effect from the date on which both parties have signed / witnessed the contract in front of attorney.

By signing this agreement. The Parties here to indicate that have read, understood and accepted this entire agreement and agree to all of the terms, covenants and conditions stated herein. attorney acknowledges receipt of a copy of this agreement with all addenda.

LESSOR		LESSEE

/s/ THORNG PRECH		/s/ DUNCAN MIAO
Name:	THORNG PRECH	Name:	DUNCAN MIAO

LESSOR		WITNESS

/s/ MEN LYLY		/s/ Miu Sing Lok, Roland
Name:	MEN LYLY	Name:	Miu Sing Lok, Roland

Ref NO _____________________

Seen and certified that: The Lessee and Lessor

has sign/ Thumb print in front of Chief of

Commune/ Sangkat Prek Ho.

Prek Ho date________________________

Chief of Commune / Sangkat

Lessor: /s/ THORNG PRECH	Lessee: /s/ DUNCAN MIAO

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